Exhibit 10.3

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF
RENT-A-CENTER, INC.

     THIS FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”), is effective as of the 13th day of August, 2004, and is entered into by and among (i) each of Apollo Investment Fund IV, L.P., a Delaware limited partnership, and Apollo Overseas Partners IV, L.P., an exempted limited partnership registered in the Cayman Islands acting through its general partner (individually and collectively with their Permitted Transferees (defined below), “Apollo”), (ii) Mark E. Speese, an individual (“Speese”), (iii) Rent-A-Center, Inc., a Delaware corporation (formerly known as Rent-A-Center Holdings, Inc., the “Company”), (iv) each Person (defined below) named in Exhibit A attached hereto (the “Speese Other Parties” and together with Speese, the “Speese Group”), and (v) each other Person who becomes a party to the Agreement in accordance with the terms hereof (all of the foregoing, collectively, the “Parties”). Terms with initial capital letters used but not otherwise defined herein shall have the meanings given in Section 1.1.

W I T N E S S E T H

     WHEREAS, the Parties are parties to that certain Fourth Amended and Restated Stockholders Agreement dated as of July 11, 2003 (the “July 2003 Agreement”), that amended and restated that certain Third Amended and Restated Stockholders Agreement dated as of December 31, 2002 (the “December 2002 Agreement”), that amended and restated that certain Second Amended and Restated Stockholders Agreement dated as of August 5, 2002 (the “2002 Agreement”) to which the Parties (other than the Company) and Rent-A-Center East, Inc., a Delaware corporation (formerly known as Rent-A-Center, Inc., the “Original Company”) are party, that amended and restated that certain Amended and Restated Stockholders Agreement, dated as of October 8, 2001 (the “2001 Agreement”), that amended and restated that certain Stockholders Agreement dated as of August 5, 1998 (the “Original Agreement”);

     WHEREAS, on August 29, 2003, the Company distributed a stock dividend of one and a half shares of common stock, $.01 par value (the “Common Stock”), for every share of outstanding Common Stock (the “Stock Split”);

     WHEREAS, on May 19, 2004, the Company amended its Certificate of Incorporation to increase its authorized shares of Common Stock from 125,000,000 to 250,000,000 (the “Authorized Share Increase”); and

     WHEREAS, following the Stock Split and the Authorized Share Increase, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”), of which 100 shares are designated Series C convertible preferred stock, $.01 par value (the “Series C Preferred Stock”), and (ii) as of July 28, 2004, the issued and outstanding capital stock of the Company consists of approximately 79,109,972 shares of Common Stock and two shares of Series C Preferred Stock, with as of July 28, 2004, approximately 10,006,213 shares of Common Stock reserved for issuance in connection with an acquisition, upon the exercise of certain stock options and upon conversion of the Series C Preferred Stock;

     WHEREAS, as of August 13, 2004 (i) Apollo owns of record two shares of Series C Preferred Stock and 9,318,391 shares of Common Stock, and (ii) the Speese Group collectively owns 2,446,580 shares of Common Stock; and

     WHEREAS, the Parties and the Company desire to amend and restate the July 2003 Agreement to reflect the Stock Split and the Authorized Share Increase.

     NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Affiliate” as applied to any specified Person, shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of a Person who is an individual, shall include (i) members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person’s immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, control when used with respect to any Person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, Apollo and its Affiliates shall not be deemed Affiliates of the Company for purposes of this Agreement.

     “Apollo Nominees” shall have the meaning set forth in Section 4.1(a).

     “Authorized Share Increase” shall have the meaning set forth in the recitals.

     “beneficial owner” of a security shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has (i) the power to vote, or to direct the voting of, such security or (ii) the power to dispose, or to direct the disposition of, such security.

     “Board of Directors” shall mean the Board of Directors of the Company.

     “Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

     “Certificate of Designation” shall mean the Certificate of Designation of the Series C Preferred Stock in the form attached as an exhibit hereto.

     “Charter Documents” shall mean the Certificate of Incorporation, as amended, and By-Laws of the Company, as amended, in the forms attached as exhibits hereto.

     “Commission” shall mean the United States Securities and Exchange Commission.

     “Common Stock” shall have the meaning set forth in the recitals.

     “Company” shall have the meaning set forth in the preamble.

     “December 2002 Agreement” shall have the meaning set forth in the recitals.

     “Effective Date” shall mean as of August 13, 2004.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Group Member” shall mean a member of the Speese Group.

     “Indebtedness” shall mean with respect to any person, without duplication, all liabilities of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate)), or (c) for the payment of money relating to a capitalized lease obligation.

     “IRR” shall have the meaning set forth in Section 4.2(b).

     “July 2003 Agreement” shall have the meaning set forth in the recitals.

     “MD&A” shall mean a management’s discussion and analysis of the Company’s financial condition and results of operation comparable to the discussion that is required to be included in periodic reports filed under the Exchange Act.

     “Notices” shall have the meaning set forth in Section 6.5.

     “Original Agreement” shall have the meaning set forth in the recitals.

     “PIK Shares” means any Shares issued in lieu of cash dividends pursuant to the Certificate of Designation.

     “pecuniary interest” in any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security, and shall include securities owned by an individual’s spouse or issue or any trust solely for the benefit of such individual, spouse or issue.

     “Permitted Transferee” shall mean:

     (a) in the case of Apollo (i) any officer, director or partner of, or Person controlling, Apollo, (ii) any other Person that is (x) an Affiliate of the general partners, investment managers or investment advisors of Apollo, (y) an Affiliate of Apollo or a Permitted Transferee of an Affiliate or (z) an investment fund, investment account or investment entity whose investment manager, investment advisor or general partner thereof is Apollo or a Permitted Transferee of Apollo or (iii) if a Permitted Transferee of a Person set forth in the foregoing clauses (i) and (ii) is an individual, (x) any spouse or issue of such individual, or any trust solely for the benefit of such individual, spouse or issue, and (y) upon such individual’s death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution, in each case in a bona fide distribution or other transaction not intended to avoid the provisions of this Agreement;

(b) in the case of a Group Member, (i) any Person that is solely controlled by such Group Member, (ii) upon a bona fide liquidation of, or a bona fide withdrawal from, such Group Member, in each case, not intended to avoid the provisions of this Agreement, the shareholders, partners or principals, as the case may be, of such Group Member, or (iii) if such Group Member is an individual, (x) any spouse or issue of such individual, or any trust or limited partnership solely for the benefit of such individual, spouse or issue, and (y) upon such individual’s death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution; and

(c) any Person who is a party to this Agreement.

     “Person” shall mean an individual or a corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Preferred Stock” shall have the meaning set forth in the recitals.

     “Registration Rights Agreement” shall mean the Series A Registration Rights Agreement, dated as of August 5, 1998, by and between the Original Company and Apollo, as amended from time to time.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Series C Preferred Stock” shall have the meaning set forth in the recitals.

     “Shares” shall mean, collectively, the Common Stock and the Preferred Stock, whether now owned or acquired after the date hereof. Whenever this Agreement refers to a number or percentage of Shares, such number or percentage shall be calculated as if each of the Shares (including, in the case of Apollo, any PIK Shares) had been exchanged or converted into shares of Common Stock immediately prior to such calculation regardless of the existence of any restrictions on such exchange or conversion.

     “Speese Group” shall have the meaning set forth in the preamble.

     “Speese Included Shares” shall mean those 2,446,580 shares of Common Stock owned by the Speese Group as of August 13 2004.

     “Speese Other Parties” shall have the meaning set forth in the preamble.

     “Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of August 5, 1998, between the Original Company and Apollo.

     “Stock Split” shall have the meaning set forth in the recitals.

     “Subsidiary” shall mean, with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (b) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

     “2001 Agreement” shall have the meaning set forth in the recitals.

     “2002 Agreement” shall have the meaning set forth in the recitals.

     “Transfer” shall mean (i) when used as a noun: any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition and (ii) when used as a verb: to directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of; provided, however, Transfer shall not include a pledge in connection with a recourse, bona fide loan transaction that is not intended to avoid the provisions of this Agreement.

     “Transferee” shall mean any Person to whom Shares have been Transferred in compliance with the terms of this Agreement.

ARTICLE II

RESTRICTIONS ON TRANSFERS

     Section 2.1 Transfers in Accordance with this Agreement. Any attempt to Transfer, or purported Transfer of, any of the Speese Included Shares in violation of the terms of this Agreement shall be null and void and the Company shall not register upon its books, and shall direct its transfer agent not to register on its books any such Transfer. A copy of this Agreement shall be filed with the Secretary of the Company and the Company’s transfer agent and kept with the records of the Company.

     Section 2.2 Agreement to be Bound.

     (a) No party hereto (other than the Company, Apollo and their Permitted Transferees) shall Transfer any Shares except (i) to a Permitted Transferee, or (ii) as specifically provided herein.

     (b) No member of the Speese Group or its Permitted Transferees shall Transfer its respective pecuniary interests in any of the Speese Included Shares to any party other than a Permitted Transferee of the Speese Group, except that during any twelve-month period the Speese Group and its Permitted Transferees shall be entitled to Transfer up to 750,000 Shares in aggregate through sales pursuant to Rule 144 under the Securities Act, or otherwise. Notwithstanding the foregoing, in no case shall the Speese Group or its Permitted Transferees (i) Transfer more than 50% of the Speese Included Shares during the one year period commencing on August 5, 2002, or (ii) Transfer any Shares if such Transfer would trigger default or change-in-control provisions under any material debt instrument of the Company.

     (c) No Transfer to a Permitted Transferee of Apollo or of any party as provided in the foregoing clauses (a) and (b) of this Section 2.2 shall be permitted unless (i) the certificates representing such Shares issued to the Transferee bear the legend provided in Section 2.3, and (ii) the Transferee (if not already a party hereto) has executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments, reasonably satisfactory to the Company, confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee’s transferor, except as otherwise specifically provided in this Agreement.

     Section 2.3 Legend. Apollo and each Group Member hereby agree that each outstanding certificate representing Shares issued to any of them (i) on or after the date of the Original Agreement and prior to the date of the 2001 Agreement shall bear the legend as set forth in Section 2.3 of the Original Agreement, (ii) on or after the date of the 2001 Agreement and prior to the date of the 2002 Agreement shall bear the legend as set forth in Section 2.3 of the 2001 Agreement, (iii) on and after the date of the 2002 Agreement and prior to the date of the December 2002 Agreement shall bear the legend as set forth in Section 2.3 of the 2002 Agreement, (iv) on and after the date of the December 2002 Agreement and prior to the date of the July 2003 Agreement shall bear the legend set forth in Section 2.3 of the December 2002 Agreement, (v) on or after the date of the July 2003 Agreement and prior to the Effective Date shall bear the legend set forth in Section 2.3 of the July 2003 Agreement, and (vi) on or after the Effective Date, or any certificate issued after the Effective Date in exchange for or upon conversion of any similarly legended certificate, shall bear a legend reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE SHARES MAY BE REQUIRED TO DELIVER TO THE COMPANY, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (OR FROM REGISTRATION OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE SHARES THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED).

THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OBLIGATIONS, TO WHICH ANY TRANSFEREE AGREES BY HIS ACCEPTANCE HEREOF, AS SET FORTH IN THE FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH IN THE FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME.

ARTICLE III

ADDITIONAL RIGHTS AND OBLIGATIONS OF
APOLLO AND THE COMPANY

     Section 3.1 Access to Information; Confidentiality. Upon the request of Apollo, the Company shall afford Apollo and its accountants, counsel and other representatives reasonable access to all of the properties, books, contracts, commitments and records (including, but not limited to, tax returns) of the Company and its Subsidiaries that are reasonably requested. Apollo will, and will cause its agents to, conduct any such investigations on reasonable advance notice, during normal business hours, with reasonable numbers of persons and in such a manner as not to interfere unreasonably with the normal operations of the Company and its Subsidiaries.

     Except as otherwise required by applicable law, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other Person, would jeopardize the attorney-client privilege of the Person in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     Apollo shall, and shall use its best efforts to cause their representatives to, keep confidential all such information to the same extent such information is treated as confidential by the Company, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information that (x) was already in Apollo’s possession prior to the disclosure thereof by the Company (other than through disclosure by any other Person known by Apollo to be subject to a duty of confidentiality), (y) was then generally known to the public, or (z) was disclosed to Apollo by a third party not known by Apollo to be bound by an obligation of confidentiality or (ii) disclosures made as required by law or legal process or to any person exercising regulatory authority over such Apollo or its Affiliates. If in the absence of a protective order or the receipt of a waiver hereunder, Apollo is nonetheless, in the opinion of their counsel, compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty,

Apollo may disclose such information to such tribunal or governmental body or agency without liability hereunder. In addition, in the event that any information disclosed by the Company to Apollo is material nonpublic information, Apollo agrees to comply with its obligations under the applicable Federal and state securities laws with respect thereto, including but not limited to, the laws pertaining to the possession, dissemination and utilization of such material nonpublic information.

     Section 3.2 Furnishing of Information. (a) The Company shall deliver to Apollo, as long as Apollo shall own any Shares:

     (i) As promptly as practical, but in no event later than 30 days after the end of each calendar month, a copy of the monthly financial reporting package for such month customarily prepared for the Company’s Chief Executive Officer.

     (ii) As promptly as practical, but in no event later than 60 days after the close of each of its first three quarterly accounting periods during any fiscal year of the Company, the consolidated balance sheet of the Company as at the end of such quarterly period, and the related consolidated statements of operations, stockholders’ equity and cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year (if such comparative figures are available without unreasonable expense), all of which shall be certified by the chief financial officer of the Company, to have been prepared in accordance with generally accepted accounting principles, subject to year-end audit adjustments, together with an MD&A;

     (iii) As promptly as practical, but in no event later than 105 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing, together with an MD&A; and

     (iv) All reports, if any, filed by the Company or any Subsidiary of the Company with the Commission under the Exchange Act, as promptly as practical, but in no event later than 15 days after filing any such reports with the Commission.

     (b) The provisions of Sections 3.2(a)(ii) and (iii) above shall be deemed to have been satisfied if the Company delivers the reports timely filed by the Company with the Commission on Form 10-Q or 10-K, as applicable, for such periods promptly, but in no event later than 15 days after filing any such Form with the Commission.

ARTICLE IV

CORPORATE GOVERNANCE AND VOTING

     Section 4.1 Board of Directors of the Company.

     (a) As of the Effective Date, the number of directors constituting the entire Board of Directors of the Company is eight (8), three (3) of which have been previously designated by Apollo for nomination to the Board of Directors (each, an “Apollo Nominee” and collectively, the “Apollo Nominees”). Apollo (or any representative thereof designated by Apollo) shall hereafter be entitled, but not required, to designate up to two (2) Apollo Nominees for nomination to the Board of Directors, such that, subject to Section 4.1(j) hereof, up to two (2) Apollo Nominees shall be members of the Board of Directors of the Company, and the Company shall be entitled, but not required, to nominate the remaining members to the Board of Directors. So long as Apollo shall be entitled to nominate two (2) Apollo Nominees, such Apollo Nominees shall be classified in separate classes (be it Class I, Class II or Class III).

     (b) The Speese Group shall vote all of the Shares owned or held of record by them at all regular and special meetings of the stockholders of the Company called or held for the purpose of filling positions on the Board of Directors, and in each written consent executed in lieu of such a meeting of stockholders, and, to the extent entitled to vote thereon, each party hereto shall take all actions otherwise necessary to ensure (to the extent within the Parties’ collective control) that the Apollo Nominees are elected to the Board of Directors.

     (c) To the extent an Apollo Nominee may be removed for cause pursuant to the provisions of the Charter Documents, if Apollo requests such removal in writing, the Company and the Speese Group shall use their respective best efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company, as applicable, and the Speese Group shall vote all of the Shares owned or held of record by them for, or to take all actions by written consent in lieu of any such meeting necessary to cause the removal of any such Apollo Nominee. Subject to Section 4.1(j) hereof, Apollo shall have the right to designate a new nominee in the event any Apollo Nominee shall be so removed under this Section 4.1(c) or shall vacate his directorship for any reason.

     Except as provided in this Section 4.1(c), each Group Member hereto agrees that, at any time that it is then entitled to vote for the removal of directors at a meeting of the stockholders of the Company, it will not vote in favor of the removal of an Apollo Nominee unless (i) such removal shall be at the request of Apollo or (ii) the right of Apollo to designate such director has terminated in accordance with clause (e) or (j) below.

     (d) The Company shall not, and shall not permit any of its Subsidiaries to, without the consent of holders of a majority of the Shares held by Apollo, take any action under Section 4.2(b) of this Agreement that requires the approval of the Apollo

Nominees, if any of the Apollo Nominees are Persons whose removal from the Board of Directors has been requested pursuant to Section 4.1(c) of this Agreement at or prior to the time of such action by Apollo. Each party hereto shall use reasonable efforts to prevent any action from being taken by the Board of Directors, during the pendency of any vacancy due to death, resignation or removal of a director, unless the Person entitled to have a person nominated by it elected to fill such vacancy shall have failed, for a period of ten (10) days after notice of such vacancy, to nominate a replacement.

     (e) At such time as Apollo, together with any and all of its Permitted Transferees, cease to hold in the aggregate 7,457,043 Shares, Apollo shall be entitled, but not required, to nominate only one Apollo Nominee in accordance with this Article IV. At such time as Apollo, together with any and all of its Permitted Transferees, cease to hold in the aggregate 2,237,335 Shares, Apollo shall no longer be entitled to nominate any Apollo Nominees in accordance with this Article IV.

     (f) Subject to Section 4.1(j) hereof, in the event the Company establishes an Executive Committee of the Board of Directors, it shall be comprised of such persons as a majority of the Board of Directors shall approve, provided, however, such committee shall also include at least one Apollo Nominee. The Executive Committee shall have authority, subject to applicable law, to take all actions that (A) are ancillary to or arise in the normal course of the businesses of the Company, or (B) implement and are consistent with resolutions of the Board of Directors provided, however, that such Executive Committee shall not be authorized to take any action which, if proposed to be taken by the full Board of Directors would require the affirmative vote of the Apollo Nominees in accordance with Section 4.2.

     (g) Subject to Section 4.1(j) hereof, unless otherwise approved in advance in writing by all the Apollo Nominees, each and every committee of the Board of Directors shall be comprised of three directors, one of whom shall be an Apollo Nominee and at least one of whom is selected by the Board of Directors but who is not also a member of management of the Company.

     (h) Each committee of the Board of Directors, to which authority has been delegated, shall keep complete and accurate minutes and records of all actions taken by such committee, prepare such minutes and records in a timely fashion and promptly distribute such minutes and records to each member of the Board of Directors.

     (i) The Parties agree that upon the request of Apollo, the Company shall cause the Board of Directors of any wholly-owned subsidiary of the Company to include the number of Apollo Nominees in the same proportion of the total number of members of the Board of Directors of such subsidiary as the proportion of the Company’s Board of Directors to which Apollo is entitled pursuant to this Section 4.1, and shall cause each and every committee of such Board of Directors of such subsidiaries to include at least one of the individuals designated as an Apollo Nominee and included as a member of such Board of Directors pursuant to the foregoing.

     (j) As of the date hereof, the Board of Directors includes three (3) Apollo Nominees. The parties agree that, upon the request of the Company, Apollo shall cause one Apollo Nominee (to be selected in the sole discretion of Apollo) to resign as a member of the Board of Directors of the Company, such that the Board of Directors of the Company would thereafter include two (2) Apollo Nominees. The parties further agree that, in the event Apollo, together with any and all of its Permitted Transferees, cease to hold in the aggregate 7,457,043 Shares, then upon the request of the Company, Apollo shall cause an Apollo Nominee to resign as a member of the Board of Directors of the Company, such that the Board of Directors of the Company would thereafter include one (1) Apollo Nominee. The parties further agree that, in the event Apollo, together with any and all of its Permitted Transferees, cease to hold in the aggregate 2,237,335 Shares, then upon the request of the Company, Apollo shall cause the remaining Apollo Nominee to resign as a member of the Board of Directors of the Company, such that the Board of Directors of the Company would thereafter cease to include any Apollo Nominee.

     Section 4.2 Action by the Board of Directors.

     (a) Except as provided below, all decisions of the Board of Directors shall require the affirmative vote of a majority of the directors of the Company then in office, or a majority of the members of an Executive Committee of the Board of Directors, to the extent such decisions may be lawfully delegated to an Executive Committee pursuant to Section 4.1(f).

     (b) The Company shall not, and it shall cause each of its Subsidiaries not to, take (or agree to take) any action regarding the following matters, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without the affirmative vote of the Apollo Nominees: (i) increase the number of authorized shares of Preferred Stock or authorize the issuance or issue of any shares of Preferred Stock other than to existing holders of Preferred Stock; (ii) issue any new class or series of equity security or issue any additional shares of Series C Preferred Stock; (iii) amend, alter or repeal, in any manner whatsoever, the designations, preferences and relative rights and limitations and restrictions of the Series C Preferred Stock; (iv) amend, alter or repeal any of the provisions of the Charter Documents or the Certificate of Designation in a manner that would negatively impact the holders of the Series C Preferred Stock, including (but not limited to) any amendment that is in conflict with the approval rights set forth in this Section 4.2; (v) directly or indirectly, redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or other analogous fund for the redemption, purchase or acquisition of any shares of Common Stock or Junior Stock (as defined in the Certificate of Designation), or declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Company, or other property) on shares of Common Stock or Junior Stock; (vi) cause the number of directors of the Company to be greater than eight (8); (vii) enter into any agreement or arrangement with or for the benefit of any Person who is an Affiliate of the Company with a value in excess of $5 million in a single transaction or series of related transactions; (viii) effect a voluntary liquidation, dissolution or winding up of the Company; (ix) sell or agree to sell all or substantially all of the assets of the Company, unless such transaction (1) is a sale for cash and (2) results in an internal rate of return (“IRR”) to Apollo of 30% compounded quarterly or greater with respect to each Share issued to Apollo on August 5, 1998; or (x) enter into any merger or consolidation or other business combination involving the Company (except a merger of a wholly-owned subsidiary of the Company into the Company in which the Company’s capitalization is unchanged as a result of such merger) unless such transaction (1) is for cash and (2) results in an IRR to Apollo of 30% compounded quarterly or greater with respect to each Share issued to Apollo on August 5, 1998.

     (c) Notwithstanding the foregoing Section 4.2(b), if Apollo owns less than 7,457,043 Shares, the provisions of Section 4.2(b) shall cease to exist and shall be of no further force or effect.

     (d) While any shares of Series C Preferred Stock are outstanding, the Company shall not and it shall cause each of its Subsidiaries not to, issue any debt securities of the Company with a value in excess of $10 million (including any refinancing of existing indebtedness) without the majority affirmative vote of the Finance Committee.

     (e) While any shares of Series C Preferred Stock are outstanding, the Company shall not, and it shall cause each of its Subsidiaries not to, issue any equity securities of the Company with a value in excess of $10 million (including any refinancing of existing indebtedness) without the unanimous affirmative vote of the Finance Committee; provided, however, that the following equity issuances shall require only a majority affirmative vote of the Finance Committee: (A) an offering of Common Stock in which the selling price is equal to or greater than the price that would imply a 25% or greater IRR compounded quarterly on the Conversion Price (as defined in the Certificate of Designation) from August 5, 1998 and (B) an issuance of equity in connection with an acquisition if the issuance is equal to or less than 10% of the outstanding Common Stock (calculated post-issuance of such shares of Common Stock).

     Section 4.3 Charter Documents. (a) The Charter Documents attached as exhibits hereto are the Charter Documents as in effect on the Effective Date.

     (a) The Company covenants that it will act, and each Group Member and Apollo agrees to use its best efforts to cause the Company to act, in accordance with its Charter Documents and Certificate of Designation in all material respects and to cause compliance with all provisions contained herein. Each Group Member and Apollo shall vote all the Shares owned or held of record by it at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all action necessary, to ensure (to the extent within the Parties’ collective control) that (i) the Charter Documents and Certificate of Designation of the Company do not, at any time, conflict with the provisions of this Agreement, and (ii) unless an amendment is approved by the Board of Directors in accordance with Section 4.2, the Charter Documents of the Company and the Certificate of Designation continue to be in effect in the forms attached as exhibits hereto.

ARTICLE V

TERMINATION

     Section 5.1 Termination. Except as otherwise provided herein with respect to certain specific provisions, this Agreement shall terminate upon the earlier to occur of:

     (a) the mutual agreement of the Parties,

     (b) with respect to any party hereto other than the Company, such party ceasing to own, beneficially or otherwise, any Shares,

     (c) such time as less than 4,342,760 Shares continue to be subject to the provisions of this Agreement, or

     (d) on August 5, 2009.

ARTICLE VI

MISCELLANEOUS

     Section 6.1 No Inconsistent Agreements. Each party hereto hereby consents to the termination of any prior written or oral agreement or understanding, including without limitation the July 2003 Agreement, restricting, conditioning or limiting the ability of any party to transfer or vote Shares.

     Each of the Company and the Group Members represents and agrees that, as of the Effective Date, there is no (and from and after the Effective Date they will not, and will cause their respective Subsidiaries and Affiliates not to, enter into any) agreement with respect to any securities of the Company or any of its Subsidiaries (and from and after the Effective Date neither the Company nor any Group Members shall take, or permit any of their Subsidiaries or Affiliates to take, any action) that is inconsistent in any material respect with the rights granted to Apollo in this Agreement.

     Without limiting the foregoing and other than the July 2003 Agreement and the Registration Rights Agreement, the Company represents that there are no existing agreements relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries, and there are no other existing agreements between the Company and any other holder of Shares relating to the transfer of any equity securities of the Company or any of its Subsidiaries.

     Section 6.2 Recapitalization, Exchanges. etc. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the

Parties under this Agreement and the terms “Common Stock,” “Preferred Stock” and “Shares,” each as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. Without limiting the foregoing, whenever a particular number of Shares is specified herein, such number shall be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any similar transactions.

     Section 6.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns; provided that (i) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Company (except by operation of law in any permitted merger); (ii) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Group Members or Apollo except to any Person to whom it has Transferred Shares in compliance with this Agreement and who has become bound by this Agreement pursuant to Section 2.2 hereof; and (iii) the rights of the Parties under Article IV hereof may not be assigned to any Person except as explicitly provided therein.

     Section 6.4 No Waivers: Amendments. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     (a) This Agreement may not be amended or modified, nor may any provision hereof be waived, other than by a written instrument signed by the Parties.

     Section 6.5 Notices. All notices, demands, requests, consents or approvals (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

     To the Company or the Speese Group:

Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, Texas 75024
Attn: Mark E. Speese
Facsimile: (972) 801-1200

     with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Attn: Thomas W. Hughes, Esq.
Facsimile: (214) 855-8200

     To Apollo:

Apollo Investment Fund IV, L.P. and/or
Apollo Overseas Partners IV, L.P.
c/o Apollo Management IV, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, California 90067
Attn: Michael D. Weiner
Facsimile: (310) 201-4166

     with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
300 South Grand Avenue, Suite 2200
Los Angeles, California 90071
Attn: John F. Hartigan, Esq.
Facsimile: (213) 612-2554

     Section 6.6 Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto and waivers hereof shall be distributed to all Parties after becoming effective and shall be made available for inspection at the principal office of the Company by Apollo.

     Section 6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of laws, except as to matters of corporate governance, which shall be interpreted in accordance with the General Corporation Law of the State of Delaware. Each party hereto consents to the non-exclusive jurisdiction of the federal and state courts within the State of New York.

     Section 6.8 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 6.9 Entire Agreement. This Agreement, together with the Purchase and Exchange Agreement, Stock Purchase Agreement, the Certificate of Designation and the Registration Rights Agreement, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes the July 2003 Agreement and any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

     Section 6.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

     Section 6.11 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

     Section 6.12 Required Approvals. If approval of this Agreement or any of the transactions contemplated hereby shall be required by any governmental or supra-governmental agency or instrumentality or is considered to be necessary or advisable to all the Parties, all Parties shall use their best efforts to obtain such approval.

     Section 6.13 Public Disclosure. The Company shall not, and shall not permit any of its Subsidiaries to, make any public announcements or disclosures relating or referring to Apollo, any of its affiliates, or any of their respective directors, officers, partners, employees or agents (including, without limitation, any Person designated as a director of the Company pursuant to the terms hereof) unless Apollo has consented to the form and substance thereof, which consent shall not be unreasonably withheld except to the extent such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that (i) any such required disclosure shall only be made, to the extent consistent with the law, after consultation with Apollo and (ii) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any such Person without Apollo’s prior consent.

     Section 6.14 Payment of Costs and Expenses. The Company shall pay Apollo’s reasonable and documented costs and expenses (including attorneys’ fees) associated with negotiation, documentation and completion of this Agreement and the transactions contemplated herein.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Fifth Amended and Restated Stockholders Agreement as of the date first written above.

RENT-A-CENTER, INC.
a Delaware corporation

By: /s/ Mitchell E. Fadel
Name: Mitchell E. Fadel
Title: President

APOLLO INVESTMENT FUND IV, L.P.
a Delaware limited partnership

By: Apollo Advisors IV, L.P. its General Partner

By: Apollo Capital Management IV, Inc. its General Partner

By: /s/ Peter P. Copses
Name: Peter P. Copses
Title: Vice President

APOLLO OVERSEAS PARTNERS IV, L.P.
an exempted limited partnership registered in the Cayman Islands

By:	Apollo Advisors IV, L.P. its General Partner

By: Apollo Capital Management IV, Inc. its Managing General Partner

By: /s/ Peter P. Copses
Name: Peter P. Copses
Title: Vice President

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

/s/Mark E. Speese
Mark E. Speese

/s/Carolyn Speese
Carolyn Speese

ALLISON REBECCA SPEESE 2000 REMAINDER TRUST

By: /s/ Stephen Elken
       Stephen Elken, as Trustee

JESSICA ELIZABETH SPEESE 2000 REMAINDER TRUST

By: /s/ Stephen Elken
       Stephen Elken, as Trustee

ANDREW MICHAEL SPEESE 2000 REMAINDER TRUST

By: /s/ Stephen Elken
       Stephen Elken, as Trustee

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

EXHIBIT “A”

Mark E. Speese
Carolyn Speese
Allison Rebecca Speese 2000 Remainder Trust
Jessica Elizabeth Speese 2000 Remainder Trust
Andrew Michael Speese 2000 Remainder Trust

EXHIBIT “B”

Charter Documents